Exhibit g.1

INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT (this “Agreement”) is entered into as of April 29, 2008 by and between MACC PRIVATE EQUITIES INC., a corporation organized under the laws of the State of Delaware (the “Company”), and EUDAIMONIA ASSET MANAGMENT, LLC, a limited liability company organized under the laws of the State of California (“Eudaimonia”).

R E C I T A L S

WHEREAS, the Company is a closed-end investment company that has elected to be regulated as a business development company (a “BDC”) under the Investment Company Act of  1940, as amended (the “1940 Act”);

WHEREAS, Eudaimonia is qualified to provide investment advisory services to the Company and is registered as an investment advisor under the Investment Advisors Act of 1940, as amended; and

WHEREAS, this Agreement is subject to approval by the holders of a majority, as defined in the 1940 Act, of the Company’s outstanding voting securities and will become effective as of the date of such approval (the “Effective Date”).

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereto agree as follows:

Section 1.  Definitions.

1.1           The “1940 Act” has the meaning set forth in the first recital hereof.

1.2           “Affiliate” shall have the meaning given under the 1940 Act.

1.3           “Assets Under Management” shall mean the total value of the Company’s assets managed by Eudaimonia under this Agreement, less any cash balances and cash equivalent investments of the Company which are not invested in debt or equity securities of Portfolio Companies in accordance with the Company’s investment objectives, calculated as of the end of each month during the term of this Agreement.

1.4           “Capital Losses” are those which are placed, consistent with generally accepted accounting principles, on the books of the Company and which occur when:

(a)  An actual or realized loss is sustained owing to Portfolio Company or investment events including, but not limited to, liquidation, sale or bankruptcy; or

(b)  The Board of Directors of the Company determines that a loss or depreciation in value from the value on the date of this Agreement should be taken by the Company in accordance with generally accepted accounting principles (“GAAP”) and the Company’s Valuation Policy then in effect and is shown on its books as a part of the periodic valuation of the Portfolio Companies by the Board of Directors (“Unrealized Depreciation”).

For purposes of this definition, in any case where the Board of Directors of the Company writes down the value of any investment in the Company’s portfolio (in accordance with the standards set forth in subsection 1.4(b) above), (i) such reduction in value shall result in a new cost basis for such investment and (ii) the most recent cost basis for such investment shall thereafter be used in the determination of any Realized Capital Gains or Capital Losses in the Company’s portfolio (i.e., there shall be no double-counting of losses when a security (whose value has declined in a prior period) is ultimately sold at a price below its historical cost).

1.5           The “Company” shall mean MACC Private Equities Inc., a Delaware corporation.

1.6           “Eudaimonia” shall mean Eudaimonia Asset Management, LLC, a California limited liability company.

1.7           “Existing Portfolio Company” or “Existing Portfolio Companies” shall mean any Portfolio Company in which the Company or MorAmerica has made an investment prior to the Effective Date.

1.8           “MorAmerica” shall mean the Company’s wholly-owned subsidiary, MorAmerica Capital Corporation, an Iowa corporation.

1.9           “Net Capital Gains” shall mean Realized Capital Gains net of Capital Losses determined in accordance with GAAP.

1.10          “New Portfolio Company” or “New Portfolio Companies” shall mean any Portfolio Company, other than an Existing Portfolio Company, in which the Company may make an investment after the Effective Date.

1.11          “Other Venture Capital Funds” has the meaning set forth in subsection 3.2.

1.12          “Portfolio Company” or “Portfolio Companies” shall mean any entity in which the Company may make an investment and with respect to which Eudaimonia will be providing services pursuant hereto, which investments may include ownership of capital stock, loans, receivables due from a Portfolio Company or other debtor on sale of assets acquired in liquidation and assets acquired in liquidation of any Portfolio Company.

1.13          “Realized Capital Gains” shall mean capital gains after deducting the cost and expenses necessary to achieve the gain (e.g., broker’s fees).  For purposes of this Agreement, capital gains are Realized Capital Gains upon the cash sale of the capital stock or assets of a Portfolio Company or any other asset or item of property managed by Eudaimonia pursuant to the terms hereof or any Realized Capital Gain has occurred in accordance with GAAP which is not cash as described in the following sentence.  Realized Capital Gains other than cash gains, shall be recorded and calculated in the period the gain is realized; however in determining payment of any incentive fee, the payment shall be made when the cash is received.  The amount of the fee earned on gains other than cash shall be recorded as incentive fees payable on the financial statements of the Company.

1.14          “SEC” shall mean the United States Securities and Exchange Commission.

Section 2.    Investment Advisory Engagement. The Company hereby engages Eudaimonia as its investment advisor.

2.1           As such, Eudaimonia will:

(a)  Manage, render advice with respect to, and make decisions regarding the acquisition and disposition of securities in accordance with applicable law and the Company’s investment policies as set forth in writing by the Board of Directors, to include (without limitation) the search and marketing for investment leads, screening and research of investment opportunities, maintenance and expansion of a co-investor network, review of appropriate investment legal documentation, presentations of investments to the Company’s Board of Directors (when and as required), closing of investments, monitoring and management of investments and exits, preparation of valuations, management of relationships with the SEC, shareholders, outside auditors, and the provision of other services appropriate to the management of a BDC;

(b)  Make available and, if requested by Portfolio Companies or entities in which the Company is proposing to invest, render managerial assistance to, and exercise management rights in, such Portfolio Companies and entities as appropriate to maximize return for the Company and to comply with regulations;

(c)  Maintain office space and facilities to the extent required by Eudaimonia to provide adequate management services to the Company;

(d)  Maintain the books of account and other records and files for the Company, but not to include auditing services; and

(e)  Report to the Company’s Board of Directors, or to any committee or officers acting pursuant to the authority of the Board, at such reasonable times and in such reasonable detail as the Board deems appropriate in order to enable the Company to determine that investment policies are being observed and implemented and that the obligations of Eudaimonia hereunder are being fulfilled. Any investment program undertaken by Eudaimonia pursuant hereto and any other activities undertaken by Eudaimonia on behalf of the Company shall at all times be subject to applicable law and any directives of the Company’s Board of Directors or any duly constituted committee or officer acting pursuant to the authority of the Company’s Board of Directors.

2.2           Eudaimonia will be responsible for the following expenses:  its staff salaries and fringe benefits, office space, office equipment and furniture, communications, travel, meals and entertainment, conventions, seminars, office supplies, dues and subscriptions, hiring fees, moving expenses, repair and maintenance, employment taxes, in-house accounting expenses and minor miscellaneous expenses.

Eudaimonia will pay for its own account all expenses incurred in rendering the services to be rendered hereunder.  Without limiting the generality of the foregoing, Eudaimonia will pay the salaries and other employee benefits of the persons in its organization whom it may engage to render such services, including without limitation, persons in its organization who may from time to time act as officers of the Company.

Notwithstanding the foregoing, Eudaimonia will earn incentive compensation on a quarterly basis, which shall not be deemed part of compensation or other employee benefits for the purpose of this paragraph.

2.3           In connection with the services provided, Eudaimonia will not be responsible for the following expenses which shall be the sole responsibility of the Company and will be paid promptly by the Company:  auditing fees; all legal expenses; legal fees normally paid by Portfolio Companies; appropriate trade association fees; brochures, advertising, marketing and publicity costs; interest on debt; fees to the Company and its directors and Board fees; any fees owed or paid to the Company or fund managers; any and all expenses associated with property of a Portfolio Company taken or received by the Company or on its behalf as a result of its investment in any Portfolio Company; all reorganization and registration expenses of the Company; the fees and disbursements of the Company’s counsel, accountants, custodian, transfer agent and registrar; fees and expenses incurred in producing and effecting filings with federal and state securities administrators; costs of periodic reports to, and other communications with the Company’s shareholders; fees and expenses of members of the Company’s Board of Directors who are not directors, officers,  employees or Affiliates of Eudaimonia or of any entity which is an Affiliate of Eudaimonia; premiums for the fidelity bond, if any, maintained by Eudaimonia pursuant to Section 17 of the 1940 Act; premiums for directors and officers insurance maintained by the Company; all transaction costs incident to the acquisition, management and protection of and disposition of securities by the Company; and any other expenses incurred by or on behalf of the Company that are not expressly payable by Eudaimonia under Section 2.2. above.

2.4    Subject to approval by the Board of Directors of the Company and in accordance with the 1940 Act, Eudaimonia may retain one or more subadvisors to assist it in performance of its duties hereunder.

Section 3.    Nonexclusive Obligations; Co-investments.

3.1           The obligations of Eudaimonia to the Company are not exclusive.  Eudaimonia and its Affiliates, may in their discretion, manage other venture capital funds and render the same or similar services to any other person or persons who may be making the same or similar investments. The parties acknowledge that Eudaimonia may offer the same investment opportunities as may be offered to the Company to other persons for whom Eudaimonia is providing services.  Neither Eudaimonia nor any of its Affiliates shall in any manner be liable to the Company by reason of the activities of Eudaimonia or its Affiliates on behalf of other persons and funds as described in this paragraph and any conflict of interest arising therefrom is hereby expressly waived.

3.2           Should Eudaimonia or any of its Affiliates agree to perform or undertake any investment management services described in Section 3.1 for any registered or unregistered investment company in addition to the Company, Eudaimonia will notify the Company, in writing, not later than the commencement of such agreement or the initial provision of such services.

3.3           Any such investment management services and any co-investments shall at all times be provided in strict accordance with rules and regulations under the 1940 Act, Eudamonia’s asset allocation policy required thereunder and any exemptive order thereunder applicable to the Company.

Section 4.    Services to Portfolio Companies.

4.1           It is acknowledged that as a part of the services to be provided by Eudaimonia hereunder, certain of its employees, representatives and agents will act as members of the board of directors of individual Portfolio Companies, will vote the shares of the capital stock of Portfolio Companies, and make other decisions which may effect the near-and the long-term direction of a Portfolio Company. Unless otherwise restricted hereafter by the Company in writing, in regard to such actions and decisions the Company hereby appoints Eudaimonia (and such officers, directors, employees, representatives and agents is it shall designate) as its proxy, as a result of which Eudaimonia shall have the authority, in its performance of this Agreement, to make decisions and to take such actions, without specific authority from the Board of Directors of the Company, as to all matters which are not hereby restricted.

4.2           All fees, including director’s fees that may be paid by or for the account of an entity in which the Company has invested or in which the Company is proposing to invest in connection with an investment transaction in which the Company participates or provides managerial assistance, will be treated as commitment fees or management fees and will be received by the Company, pro rata to its participation in such transaction.  Eudaimonia will be allowed to be reimbursed by Portfolio Companies for all direct expenses associated with due diligence and management of portfolio investments or investment opportunities (travel, meals, lodging, etc.).

4.3           The sole and exclusive compensation to Eudaimonia for its services to be rendered hereunder will be in the form of a management fee and a separate incentive fee as provided in Section 5.  Should any officer, director, employee or Affiliate of Eudaimonia serve as a member of the Board of Directors of the Company, such officer, director, employee or Affiliate of Eudaimonia shall not receive compensation as a member of the Board of Directors of the Company.

Section 5.    Management and Incentive Fees.

5.1           During the term of this Agreement, the Company will pay Eudaimonia monthly in arrears a management fee equal to 2.0% per annum of the Assets Under Management attributable to Existing Portfolio Companies.

5.2           During the term of this Agreement, the Company will pay Eudaimonia monthly in arrears a management fee equal to 2.0% per annum of the Assets Under Management attributable to New Portfolio Companies.

5.3           During the term of this Agreement the Company shall pay to Eudaimonia incentive fees determined as specified in this Section 5.3; provided, however, that the amount of the incentive fee paid by the Company and all incentive compensation, in any fiscal year, may not exceed the limit prescribed by Section 205(b)(3) of the Investment Advisers Act of 1940.

(a)  The incentive fee attributable to Existing Portfolio Companies shall be calculated as follows:

(i)  The amount of the fee shall be 13.4% of the Net Capital Gains, before taxes, resulting from the disposition of investments in Existing Portfolio Companies or resulting from the disposition of other assets or property of the Company acquired prior to the Effective Date and managed by Eudaimonia pursuant to the terms hereof.

(ii)   Net Capital Gains, before taxes, shall be calculated annually at the end of each fiscal year for the purpose of determining the earned incentive fee, unless this Agreement is terminated prior to the completion of any fiscal year, then such calculation shall be made at the end of such shorter period.  A preliminary calculation shall be made on the last business day of each of the three fiscal quarters preceding the end of each fiscal year for the purpose of determining the incentive fee payable under Section 5.2(d)(i) below.  Capital Losses and Realized Capital Gains shall not be cumulative (i.e., no Capital Losses nor Realized Capital Gains are carried forward into any subsequent fiscal year).

(b)  The incentive fee attributable to New Portfolio Companies shall be calculated as follows:

(i)  The amount of the fee shall be 20.0% of the Net Capital Gains, before taxes, resulting from the disposition of investments in New Portfolio Companies or resulting from the disposition of other assets or property of the Company acquired after the Effective Date and managed by Eudaimonia pursuant to the terms hereof.

(ii)   Net Capital Gains, before taxes, shall be calculated annually at the end of each fiscal year for the purpose of determining the earned incentive fee, unless this Agreement is terminated prior to the completion of any fiscal year, then such calculation shall be made at the end of such shorter period.  A preliminary calculation shall be made on the last business day of each of the three fiscal quarters preceding the end of each fiscal year for the purpose of determining the incentive fee payable under Section 5.2(d)(i) below.  Capital Losses and Realized Capital Gains shall not be cumulative (i.e., no Capital Losses nor Realized Capital Gains are carried forward into any subsequent fiscal year).

(c)  Net Capital Gains with respect to Existing Portfolio Companies or resulting from the disposition of other assets or property of the Company acquired prior to the Effective Date under 5.3(a) shall be calculated and paid independently from Net Capital Gains with respect to New Portfolio Companies or resulting from the disposition of other assets or property of the Company acquired after the Effective Date under 5.3(b).

(d)  Upon termination of this Agreement, all earned but unpaid incentive fees shall be immediately due and payable.

(e)   Payment of incentive fees shall be made as follows:

(i)  To the extent payable, incentive fees shall be paid, in cash, in arrears on the last business day of each fiscal quarter in the fiscal year.

(ii)  The incentive fee shall be retroactively adjusted as soon as practicable following completion of the valuations at the end of each fiscal year in which this Agreement is in effect to reflect the actual incentive fee due and owing to Eudaimonia, and if such adjustment reveals that Eudaimonia has received more incentive fee income than it is entitled to hereunder, Eudaimonia shall promptly reimburse the Company for the amount of the excess.

Section 6.    Liability and Indemnification of Eudaimonia.

6.1           Neither Eudaimonia, nor any of its officers, directors, shareholders, employees, agents or Affiliates, whether past, present or future (collectively, the “Indemnified Parties”), shall be liable to the Company, or any of its Affiliates for any error in judgment or mistake of law made by the Indemnified Parties in connection with any investment made by or for the Company, provided such error or mistake was not made in bad faith or as a result of gross negligence or willful misconduct of the Indemnified Parties.  The Company confirms that in performing services hereunder, Eudaimonia will be an agent of the Company for the purpose of the indemnification provisions of the Bylaws of the Company subject, however, to the same limitations as though Eudaimonia were a director or officer of the Company.  Eudaimonia shall not be liable to the Company, its shareholders or its creditors, except for violations of law or for conduct which would preclude Eudaimonia from being indemnified under such provisions.  The provisions of this Section 6.1 shall survive termination of this Agreement.

6.2           Individuals who are Affiliates of Eudaimonia and are also officers or directors of the Company as well as other Eudaimonia officers performing duties within the scope of this Agreement on behalf of the Company will be covered by any directors and officers insurance policy maintained by the Company.

Section 7.    Shareholder Approval; Term.

This Agreement is subject to approval by the shareholders of the Company in the manner set forth in Section 15(a) of the 1940 Act.  The Company represents that this Agreement has been approved by the Company’s Board of Directors.  This Agreement shall continue in effect for two (2) years from the Effective Date, unless sooner terminated as provided for herein.  Thereafter, this Agreement shall continue in effect so long as such continuance is specifically approved at least annually by the Company’s Board of Directors, including a majority of its members who are not interested persons of Eudaimonia, or by vote of the holders of a majority, as defined in the 1940 Act, of the Company’s outstanding voting securities.  The foregoing notwithstanding, this Agreement may be terminated by the Company at any time, without payment of any penalty, on sixty (60) days’ written notice to Eudaimonia if the decision to terminate has been made by the Board of Directors or by vote of the holders of a majority, as defined in the 1940 Act, of the Company’s outstanding voting securities.

Eudaimonia may also terminate this Agreement on sixty (60) days’ written notice to the Company; provided, however, that Eudaimonia may not so terminate this Agreement unless another investment advisory agreement has been approved by the vote of a majority, as defined in the 1940 Act, of the Company’s outstanding shares and by the Board of Directors, including a majority of members who are not parties to such agreement or interested persons of any such party.  Upon receipt of any such notice from Eudaimonia, the Company will in good faith use its best efforts to cause an advisory agreement to be entered into by the Company with a suitable investment adviser.

Section 8.    Assignment.

This Agreement may not be assigned by any party without the written consent of the other and any assignment, as defined in the 1940 Act, by Eudaimonia shall automatically terminate this Agreement.

Section 9.    Amendments.

This Agreement may be amended only by an instrument in writing executed by all parties and otherwise in accordance with the 1940 Act.

Section 10.    Governing Law.

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

THE COMPANY:
MACC PRIVATE EQUITIES, INC.
A Delaware corporation

By: /s/ David R. Schroder
David R. Schroder
President

By:	/s/ Robert A. Comey
Robert A. Comey
Executive Vice President

EUDAIMONIA:
EUDAIMONIA ASSET MANAGEMENT, LLC
A California limited liability company

By:	/s/ Travis T. Prentice
Name:	Travis T. Prentice
Title:	President and CEO